Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated October 5 , 2010 with respect to the statement of revenue and certain expenses for 1110 Vermont Renaissance Associates, LLC, included in the Registration Statement (Form S-11, No. 333-       ) and related Prospectus of Eola Property Trust for the registration of its common shares of beneficial interest.

RAFFA, P.C.

Rockville, Maryland

October 5, 2010